                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                     Technology Modeling Associates, Inc.
                     ------------------------------------
                               (Name of Issuer)

                                 Common Stock
                     ------------------------------------
                        (Title of Class of Securities)

                                 87872R 10 2
                     ------------------------------------
                               (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

CUSIP No. 87872R 10 2                                     Page  2  of  7  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Robert W. Dutton and Carol A. Walsh Dutton Family Revocable Trust dated June 28, 1996, Subtrust III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power             0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             727,140
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             727,140
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     727,140
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     OO, Trust
-------------------------------------------------------------------------------

                                SCHEDULE 13G

CUSIP No. 87872R 10 2                                     Page  3  of  7  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Robert W. Dutton
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power             0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             727,140
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             727,140
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     727,140
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------

                                SCHEDULE 13G

CUSIP No. 87872R 10 2                                     Page  4  of  7  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Carol A. Walsh Dutton
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power             0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             727,140
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             727,140
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     727,140
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER
            Technology Modeling Associates, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            595 Lawrence Expressway, Sunnyvale, CA 94086-3935
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            This statement is filed by the Robert W. Dutton and Carol A. Walsh Dutton Family Revocable Trust dated June 28, 1996, Subtrust III (the "Trust") and Robert W. Dutton and Carol A. Walsh Dutton, as sole trustees of the Trust. Robert W. Dutton is the sole beneficiary of Subtrust III.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            501 Forest Avenue, Palo Alto, CA 94301
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            U.S.A.
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            87872R 10 2
-------------------------------------------------------------------------------


ITEM 3.

         Not applicable.

ITEM 4.  OWNERSHIP

    (a) AMOUNT BENEFICIALLY OWNED:
        727,140 shares of Common Stock
    ---------------------------------------------------------------------------

    (b) PERCENT OF CLASS:
        9.5%
    ---------------------------------------------------------------------------

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) sole power to vote or to direct the vote
              0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              727,140
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              727,140
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1997

                                       ROBERT W. DUTTON AND CAROL A. WALSH
                                       DUTTON FAMILY REVOCABLE TRUST DATED
                                       JUNE 28, 1996, SUBTRUST III

                                    By:/s/ - Robert W. Dutton
                                       ----------------------------------------
                                       Robert W. Dutton, Trustee



                                       /s/ - Robert W. Dutton
                                       ----------------------------------------
                                       Robert W. Dutton

                                       /s/ - Carol A. Walsh Dutton
                                       ----------------------------------------
                                       Carol A. Walsh Dutton